================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                              Occam Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67457P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  May 14, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 26 Pages
================================================================================

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 2 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         New Enterprise Associates VII, Limited Partnership
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------

                               Page 2 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 3 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         NEA Partners VII, Limited Partnership
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------

                               Page 3 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 4 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         NEA General Partners, L.P.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------

                               Page 4 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 5 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         New Enterprise Associates 9, Limited Partnership
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         PN
--------------------------------------------------------------------------------

                               Page 5 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 6 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         NEA Partners 9, Limited Partnership
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES              8    SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING             9    SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------

                               Page 6 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 7 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Peter J. Barris
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 7 of 25 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 8 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Stewart Alsop II
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  18,201,780 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     18,201,780 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         18,201,780 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.8 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 8 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 9 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Nancy L. Dorman
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 9 of 25 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 10 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Ronald H. Kase
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 10 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 11 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         C. Richard Kramlich
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 11 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 12 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Thomas C. McConnell
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 12 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 13 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Peter T. Morris
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     35,000 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,107,412 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    35,000 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,107,412 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,142,412 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 13 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 14 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         John M. Nehra
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 14 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 15 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Charles W. Newhall, III
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES               8   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING              9   SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 15 of 26 Pages

-------------------                                                -------------
CUSIP NO. 67457P101                   13D                          PAGE 16 OF 26
-------------------                                                -------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Mark W. Perry
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]

-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
--------------------------------------------------------------------------------
                                7    SOLE VOTING POWER

                                     0 shares
          NUMBER OF           ------ -------------------------------------------
            SHARES              8    SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  22,108,898 shares
             EACH             ------ -------------------------------------------
          REPORTING             9    SOLE DISPOSITIVE POWER
            PERSON
             WITH                    0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER

                                     22,108,898 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,108,898 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]

-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.5 %
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

                               Page 16 of 26 Pages

                                  Schedule 13D

ITEM 1.       SECURITY AND ISSUER.
              -------------------
              This statement on Schedule 13D (this "Statement") relates to the common stock, par value $0.001 per share (the "Common Stock"), of Occam Networks, Inc., a Delaware corporation (the "Issuer") (formerly, Accelerated Networks, Inc.). The principal executive offices of the Issuer are located at 77 Robin Hill Road, Santa Barbara, California 93117.

              Reference is made to the closing of the merger (the "Merger") of Occam Networks, Inc., a California corporation ("Old Occam") and a wholly owned subsidiary of Accelerated Networks, Inc on May 14, 2002.

ITEM 2.       IDENTITY AND BACKGROUND.
              -----------------------

              Names of Persons Filing: New Enterprise Associates VII, Limited Partnership ("NEA VII") and New Enterprise Associates 9, Limited Partnership ("NEA 9") (collectively, the "Funds"); NEA Partners VII, Limited Partnership ("NEA Partners VII"), which is the sole general partner of NEA VII, NEA Partners 9, Limited Partnership ("NEA Partners 9"), which is the sole general partner of NEA 9 and NEA General Partners, L.P. ("Presidents Partners"), which is the sole general partner of NEA Presidents' Fund, L.P. (collectively, the "GPLPs"); and Stewart Alsop II ("Alsop"), Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra"), Charles W. Newhall III ("Newhall"), and Mark W. Perry ("Perry") (collectively, the "General Partners"). All of the General Partners are individual general partners of NEA Partners VII (except Alsop) and NEA Partners 9. All of the General Partners except Alsop and Morris are individual general partners of Presidents Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

              The address of the principal business office of Presidents Partners, NEA VII, NEA Partners VII, NEA 9, NEA Partners 9, Dorman, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Alsop, Kase, Kramlich, McConnell, Morris and Perry is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

              Each of NEA VII, NEA Partners VII, NEA 9, NEA Partners 9 and Presidents Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

              The principal business of NEA VII and NEA 9 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners VII, NEA Partners 9 and Presidents Partners is to act as the general partner of NEA VII, NEA 9 and NEA Presidents' Fund, L.P. respectively. The principal business of each of the General Partners is to manage the affairs of NEA Partners VII, NEA Partners 9, Presidents Partners and a number of affiliated partnerships with similar businesses.

              During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                               Page 17 of 26 Pages

              Certain Reporting Persons have previously filed a Schedule 13G with respect to the Issuer.


ITEM 3.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
              -------------------------------------------------

              NEA 9 acquired 17,492,240 shares of Common Stock and warrants for 709,540 shares of Common Stock as a result of the Merger. The working capital of NEA 9 was the source of the funds for the original purchase by NEA 9 of shares of Old Occam. No part of the purchase price paid by NEA 9 was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the acquired by NEA 9 shares.


ITEM 4.       PURPOSE OF TRANSACTION.
              ----------------------

              NEA 9 acquired the shares referred to in Item 3 as a result of the merger. The reporting persons may from time to time acquire additional shares of the Issuer or dispose of shares of the Issuer. Except as set forth in the preceding sentence, none of the Reporting Persons has any present plans which relate to or would result in:

              (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

              (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

              (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

              (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

              (e) Any material change in the present capitalization or dividend policy of the Issuer;

              (f) Any other material change in the Issuer's business or corporate structure;

              (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

              (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

              (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
                     Section 12(g)(4) of the Securities Exchange Act of 1934; or

              (j)    Any action similar to any of those enumerated above.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER.
              ------------------------------------

              Amount Beneficially Owned: NEA VII is the record owner of 3,233,522 shares of Common Stock (the "NEA VII Shares") as of May 14, 2002. NEA Partners VII is the record owner of 672,110 shares of Common Stock (the "NEA Partners VII Shares") as of May 14, 2002. Presidents Partners is the record owner of 1,486 shares of Common Stock as of May 14, 2002 (the "Presidents Partners Shares"). NEA 9

                               Page 18 of 26 Pages
is the record owner of 17,492,240 shares of Common Stock (the "NEA 9 Common Shares") as of May 14, 2002. NEA 9 holds warrants to purchase 709,540 shares (the "Warrant Shares" and together with the NEA 9 Common Shares, the "NEA 9 Shares"), which are exercisable within 60 days after May 14, 2002. As the sole general partner of NEA VII, NEA Partners VII may be deemed to own beneficially the NEA VII Shares. As a sole general partner of NEA 9, NEA Partners 9, may be deemed to own beneficially the NEA 9 Shares. By virtue of their relationship as affiliated limited partnerships whose general partners have overlapping individual general partners, each Fund may be deemed to share the power to direct the disposition and vote of the NEA VII Shares, NEA Partners VII Shares, NEA 9 Shares and the NEA Presidents Partners Shares, for an aggregate of 22,108,898 shares (the "Record Shares").

              As individual general partners of NEA Partners VII, which is the sole general partner of NEA VII, NEA Partners 9, which is the sole general partner of NEA 9, and Presidents Partners, Barris, Dorman, Kase, Kramlich, McConnell, Nehra, Newhall and Perry may be deemed to own beneficially the Record Shares. Morris holds options to purchase 35,000 shares (the "Option Shares"), which options are exercisable within 60 days after May 14, 2002. As an individual general partner of NEA Partners VII and NEA Partners 9, which is the sole general partner of NEA VII and NEA 9; respectively, Morris may be deemed to own beneficially the NEA VII Shares, the NEA Partners VII Shares, the NEA 9 Shares and the Option Shares for a total of 22,142,412 shares. As an individual partner of NEA Partners 9, Alsop may be deemed to beneficially own the NEA 9 Shares.

              (a)    Percent of Class: Each Reporting Person except Alsop:
                     15.5%. Alsop: 12.8%. The foregoing percentage is calculated based on the 141,825,380 shares of Common Stock outstanding as of May 14, 2002, based on information provided by the Issuer, as adjusted pursuant to Rule 13d-3(d)(1).

              (b)    Number of shares as to which such person has:

                       (i) sole power to vote or to direct the vote: 0 shares for the Funds, the GPLPs, and all individual General Partners except Morris. 35,000 shares for Morris.

                      (ii)  shared power to vote or to direct the vote:
                            22,108,898 shares for the Funds, the GPLP's, Barris, Dorman, Kase, Kramlich, McConnell, Nehra, Newhall and Perry. 22,142,412 shares for Morris. 18,201,780 for Alsop.

                     (iii) sole power to dispose or to direct the disposition of: 0 shares for the Funds, the GPLPs, and all individual General Partners except Morris. 35,000 for Morris.

                      (iv) shared power to dispose or to direct the disposition of: 22,108,898 shares for the Funds, the GPLP's, Barris, Dorman, Kase, Kramlich, McConnell, Nehra, Newhall and Perry 22,142,412 shares for Morris. 18,201,780 for Alsop.

                   Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

              (c) Except as set forth above, none of the Reporting Persons has effected any transaction in the Common Stock of the Issuer during the last 60 days.

              (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Record, Shares or the Option Shares beneficially owned by any of the Reporting Persons.

              (e)    Not Applicable.

                               Page 19 of 26 Pages

ITEM 6.       CONTRACTS, ARRANGEMENTS, UNDERTAKINGS OR RELATIONSHIPS WITH
              -----------------------------------------------------------
              RESPECT TO SECURITIES OF THE ISSUER.
              ------------------------------------

              Not applicable


ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS.
              --------------------------------

              Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

              Exhibit 2 - Powers of Attorney regarding Schedule 13D filings.


























                               Page 20 of 26 Pages

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  May 23, 2002

NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By: NEA PARTNERS 9, LIMITED PARTNERSHIP

    By:                *
        -------------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                *
    --------------------------------
    Charles W. Newhall III
    General Partner


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By: NEA PARTNERS VII, LIMITED PARTNERSHIP

    By:                *
        -------------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP


By:                *
    --------------------------------
    Charles W. Newhall III
    General Partner


NEA GENERAL PARTNERS, L.P.


By:                *
    --------------------------------
    Charles W. Newhall III
    General Partner


                               Page 21 of 26 Pages

                   *
---------------------------------------
Stewart Alsop II

                   *
---------------------------------------
Peter J. Barris

                   *
---------------------------------------
Nancy L. Dorman

                   *
---------------------------------------
Ronald H. Kase

                   *
---------------------------------------
C. Richard Kramlich

                   *
---------------------------------------
John M. Nehra

                   *
---------------------------------------
Peter T. Morris

                   *
---------------------------------------
Thomas C. McConnell

                   *
---------------------------------------
Charles W. Newhall III

                   *
---------------------------------------
Mark W. Perry


                                       */s/ Louis S. Citron
                                       --------------------------------
                                       Louis S. Citron
                                       As attorney-in-fact


                               Page 22 of 26 Pages

                                                                       EXHIBIT 1

                                    AGREEMENT
                                    ---------

           Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Occam Networks, Inc.

           EXECUTED this 23rd day of May, 2002.


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By: NEA PARTNERS 9, LIMITED PARTNERSHIP

    By:                *
        -------------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                *
    --------------------------------
    Charles W. Newhall III
    General Partner


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By: NEA PARTNERS VII, LIMITED PARTNERSHIP

    By:                *
        -------------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                *
    --------------------------------
    Charles W. Newhall III
    General Partner


NEA GENERAL PARTNERS, L.P.

By:                *
    --------------------------------
    Charles W. Newhall III
    General Partner


                               Page 23 of 26 Pages

                   *
---------------------------------------
Stewart Alsop II

                   *
---------------------------------------
Peter J. Barris

                   *
---------------------------------------
Nancy L. Dorman

                   *
---------------------------------------
Ronald H. Kase

                   *
---------------------------------------
C. Richard Kramlich

                   *
---------------------------------------
John M. Nehra

                   *
---------------------------------------
Peter T. Morris

                   *
---------------------------------------
Thomas C. McConnell

                   *
---------------------------------------
Charles W. Newhall III

                   *
---------------------------------------
Mark W. Perry


                                       /s/ Louis S. Citron
                                       -------------------------------
                                       Louis S. Citron
                                       As attorney-in-fact


This Schedule 13D was executed by Louis S. Citron pursuant to a Power of Attorney which was filed with the Securities and Exchange Commission with a
Schedule 13D filing for Aradigm Corporation on April 22, 2002 and said Power of Attorney is incorporated herein by reference and a copy of which is attached as
Exhibit 2 .

                               Page 24 of 26 Pages

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY
                                -----------------

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

           IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.

                                       /s/ Stewart Alsop II
                                       -----------------------------------------
                                       Stewart Alsop II


                                       /s/ Peter J. Barris
                                       -----------------------------------------
                                       Peter J. Barris


                                       /s/ Robert T. Coneybeer
                                       -----------------------------------------
                                       Robert T. Coneybeer


                                       /s/ Nancy L. Dorman
                                       -----------------------------------------
                                       Nancy L. Dorman


                                       /s/ Ronald Kase
                                       -----------------------------------------
                                       Ronald Kase


                                       /s/ C. Richard Kramlich
                                       -----------------------------------------
                                       C. Richard Kramlich


                                       /s/ Arthur J. Marks
                                       -----------------------------------------
                                       Arthur J. Marks


                                       /s/ Thomas C. McConnell
                                       -----------------------------------------
                                       Thomas C. McConnell


                               Page 25 of 26 Pages

                                       /s/ Peter T. Morris
                                       -----------------------------------------
                                       Peter T. Morris


                                       /s/ John M. Nehra
                                       -----------------------------------------
                                       John M. Nehra


                                       /s/ Charles W. Newhall III
                                       -----------------------------------------
                                       Charles W. Newhall III


                                       /s/ Mark W. Perry
                                       -----------------------------------------
                                       Mark W. Perry


                                       /s/ Scott D. Sandell
                                       -----------------------------------------
                                       Scott D. Sandell


                               Page 26 of 26 Pages